Exhibit 10.9

Executive Employment Agreement

This Executive Employment Agreement (“Employment Agreement” or “Agreement”) is entered into as of the date of the last signature affixed hereto, by and between Global Strategies Group (North America) Inc. (f/k/a “SFA, Inc.”) including the wholly owned subsidiary The Analysis Corporation (TAC) hereby referred to as “GNA” or “the Company” and Kevin J. Kissner. This agreement supersedes all previous employment agreements and GNA or TAC employment policies or practices regarding employment, severance, written and oral, between GNA or TAC and Employee.

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, GNA and Employee hereby agree as follows:

1.	Position of Employment. The Company will employ the Employee in the position of Vice President Finance/Accounting and, Employee will perform such duties and exercise such powers in relation to the business of the Company commensurate with that position. In that position, Employee will report to the CEO. GNA retains the right to change Employee’s title, duties, and reporting relationships as may be determined to be in the best interests of the Company but within the Employee’s area of expertise. The Employee shall devote his/her full and exclusive business time and best efforts to the performance of his/her duties under this Agreement and shall perform them faithfully and diligently.

The terms and conditions of the Employee’s employment shall, to the extent not addressed or described in this Agreement, be governed by the GNA or TAC Employee Handbook and existing practices. In the event of a conflict between this Employment Agreement and the Employee Handbook or existing practices, the terms of this Agreement shall govern.

2.	Term of Employment. There is no designated term of employment. Employee’s employment with GNA is on an “at will” basis. The Company shall employ Employee from the date of this agreement until he resigns or his/her employment is terminated in accordance with Section 5 below.

3.	Compensation and Benefits.

a.	Base Salary. Employee shall be paid a base salary of $170,539.20 annually (“Base Salary”), subject to applicable federal, state, local, and other applicable withholding, such Base Salary to be paid to Employee on GNA’s or TAC’s regular payroll dates. Any increases in Employee’s Base Salary for years beyond the first year of this Agreement shall be in the sole discretion of GNA management, and nothing herein shall be deemed to require any such increase. If Employee’s employment begins or terminates part way through a payment period, his/her Base Salary will be prorated based on the actual number of days included in the period.

b.	Compensation During Incapacity. During the Executive’s employment with the Company pursuant to this Agreement, for any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive’s employment is terminated by the Company for Disability.

c.	Incentive and Deferred Compensation. Employee shall be eligible to participate in all incentive and deferred compensation programs as are generally available to all other executives or officers of GNA or TAC. The terms and conditions of Employee’s participation shall be determined by GNA in accordance with the terms of the program.

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d.	Employee Benefits. Employee shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites in which other GNA or TAC executives or officers are generally eligible to participate. The terms and conditions of Employee’s participation in the GNA employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program.

e.	Bonus Provision. As an Executive of GNA or TAC, Employee shall be eligible for a bonus up to 30% percent of Base Salary. The Company may approve discretionary bonus amounts above 30% of Base Salary based on results. To receive a bonus, the Employee must be employed by GNA or TAC on the payment date of the bonus. The amount of the bonus, which will be paid to Employee within a reasonable time (no later than March 15) after the end of the fiscal year, will be determined by GNA in its discretion taking into account the goals and objectives of the bonus plan established for each fiscal year. Attachment I to this agreement specifies fiscal year 2009 bonus criteria.

4.	Duties and Performance. The Employee acknowledges and agrees that he is in a position of employment by the Company with the understanding that the Employee possesses a unique set of skills, abilities, and experiences which will benefit the Company, and agrees that continued employment with the Company is contingent upon successful performance of individual work plan objectives as determined by the President and/or CEO of GNA, or in such other position to which he may be assigned.

As a member of the GNA Leadership Team, Employee will adhere to the GNA Code of Ethical Conduct and will fulfill his/her management responsibility, which emphasizes high professional standards, and ethical and lawful business practices. Specifically, Employee shall (i) comply with applicable laws and regulations of national, state, and local governments; (ii) comply with GNA Values Statement, Non-Disclosure Agreement, and all other Company policies, in accordance with their terms and consistent with the intention of accomplishing their objectives, (iii) conduct business with responsibility, professionalism, competence, diligence, and in good faith, while promoting ethical behavior in all business operations and relationships; (iv) act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships; (v) protect Company assets and resources; (vi) maintain the confidentiality of all GNA proprietary information, except to the extent authorized or legally obligated to disclose; and (vii) notify the President and/or CEO of any violations or suspected violations or laws, regulations, Company policies or these commitments.

5.	Termination of Employment. Employee’s employment with the Company may be terminated in accordance with any of the following provisions:

a.	Termination by Employee. The Employee may terminate employment at any time by giving four weeks notice in writing to the CEO of GNA or President and Human Resources. During the notice period, Employee must fulfill all duties and responsibilities set forth above and use his/her best efforts to train and support any replacement. Failure to comply with this requirement may result in termination for “cause” described below, but otherwise Employee’s salary and benefits will remain unchanged during the notification period.

b.	Termination by the Company Without Cause. In the event Employee’s employment with GNA (or its successor) is terminated without “cause”, then, provided that such termination of employment constitutes a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (a “Separation from Service”), and provided further that Employee executes and does not revoke a general release of claims substantially in the form attached hereto as Exhibit A, as may be amended from time to time by the Company, within thirty days following the Date of Termination, Employee shall receive (i) six months of base salary at the highest rate in effect prior to the Date of Termination, as severance pay and in lieu of any further compensation for periods subsequent to Employee’s Date of Termination, payable in accordance with GNA’s (or its successor’s) regular payroll schedule; and (ii) a pro rated bonus in accordance with the Company’s bonus plan based on the portion of time that Employee worked during the year in which the Date of Termination occurs and Employee’s salary as of the Date of Termination, payable when bonuses would normally be paid, but no earlier than January 1 and no later than December 31 of the year following the year with respect to which the bonus is earned. Any payments required to be made pursuant to this Section 5.b. prior to the thirtieth (30th) day following the Date of Termination (the “First Pay Date”) shall be paid in a single lump sum on the first regularly scheduled payroll date on or following the First Pay Date.”

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c.	Termination by the Company for Cause. The Company may, at any time and without notice, terminate the Employee for “cause.”

(1) Cause. “Cause” shall mean the following:

a) A good faith finding by the President and/or CEO that the Executive (1) has been convicted of a felony, (2) has been convicted of a misdemeanor (excluding traffic violations) to the extent such conviction could reasonably be considered to compromise the best interests of the Company or any of its Subsidiaries or render the Executive unfit or unable to perform his/her services and duties hereunder, (3) has committed any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (4) illegal use of drugs or unauthorized use of alcohol in the workplace; or (5) has committed an act involving unlawful or disreputable conduct in the context of Executive’s employment which is likely to be harmful to the Company or its reputation;

b) The continued failure by the Executive to perform his/her duties in all material respects for the Company or any of its Subsidiaries continuing for a period of 10 days following a written demand for such performance by the CEO or designated official or a material breach by the Executive of his/her obligations under this Agreement continuing uncured (if curable) for a period of 10 days following written notice from the CEO or designated official (other than any such failure or breach resulting from the Executive’s incapacity due to physical or mental illness), which demand shall identify in reasonable detail the manner that Executive has not performed his/her duties or has breached his/her obligations (as applicable) and give the Executive an opportunity to respond; provided, that, the foregoing shall not be construed to include the Executive’s failure to achieve financial or operating objectives and goals established by the Board, CEO or designated official; or

c) A good faith finding by the Board or the CEO or designated official that the Executive engaged in (i) misconduct materially injurious to the Company or any of its Subsidiaries or the reputation of the Company or its Subsidiaries or (ii) gross negligence or willful misconduct by the Executive which has a material adverse effect on the Company or any of its Subsidiaries.

d) Termination by Disability or Death. The Employee’s employment and rights to compensation under this Employment Agreement shall terminate if the Employee is unable to perform the duties of his/her position due to disability lasting more than 90 consecutive days or death, and the Employee’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Agreement, except: (i) to the extent specifically provided in this Employment Agreement (ii) to the extent required by law; or (iii) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee’s heirs, beneficiaries, successors, or assigns.

e.	The “Date of Termination” with respect to any purported termination of the Executive’s employment shall mean (i) if the Executive’s employment is terminated by reason of death, then the date thereof, (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.

f.	Employee agrees that following any termination of his/her employment, he shall cooperate with the Company in winding up or transferring to other employees or members of the Board of the Company or such other individuals as may be directed by the CEO or designated official of any pending work and shall also cooperate with the Company and/or any, subsidiary or affiliate (to the extent allowed by law and at the Company’s expense) in the defense of any action brought by any third party against the Company and/or subsidiary or affiliate that relates to Employee’s duties; provided that such cooperation does not unreasonably interfere with Employee’s subsequent employment. Employee agrees that Employee’s obligations under this Section 5(e) shall survive the termination of employment.

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6.	Confidentiality/Non-Disclosure and Non-Competition.

a.	Confidentiality/Non-Disclosure.

i.	Employee agrees that at all times during Employee’s employment and following the conclusion of Employee’s employment, for any reason, the Employee will hold in strictest confidence and, except as required in the performance of his or her duties for the benefit of GNA, will not disclose Confidential Information (as defined below [and in the separate Non-Disclosure Agreement signed upon commencement of employment]) to anyone who is not also an employee of the Company or to any employee of the Company who does not also have access to such confidential information, without express written authorization of the CEO of GNA. Additionally, Employee will not use any confidential information for Employee’s own benefit or to the detriment of the Company during Employee’s employment or thereafter. Employee also certifies that employment with the Company does not and will not breach any agreement or duty that Employee has to anyone concerning confidential information belonging to others. Employee also agrees that, at the time of leaving the employ of the Company, he will deliver to the Company (and will not keep in his/her possession, recreate or deliver to anyone else) any and all Confidential Information, including, but not limited to, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to his/her employment with the Company or otherwise belonging to the Company, its successors or assigns.

ii.	“Confidential Information” shall mean any trade secrets or Company proprietary information or know-how, including but not limited to: manufacturing techniques, processes, formulas, customer lists, employee lists, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, technical data, business plans and proposals, data and information the Company receives in confidence from any other party, or any other secret or confidential matters of the Company.

b.	Non-Competition. Employee agrees that at all times during Employee’s employment and for the periods set forth below following the conclusion of Employee’s employment from the Company or its successor for any reason, whether Termination is by the Company or by the Employee, Employee shall:

i.	Not, without prior express written consent of the Board, compete with the Company or any of its subsidiaries or affiliates in any lines of business in which the Company, its subsidiaries and affiliates is engaged or intends to be engaged within six months of the last day of Employee’s employment with the Company, from or while located at any place of business within the State of Maryland or the Commonwealth of Virginia or otherwise within a one hundred mile radius of any office of the Company, its subsidiaries or affiliates, whether as an employee, partner, member, consultant, officer, director, sole proprietor, independent contractor or agent of any person or entity. Nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded company or mutual fund that constitutes a Competing Company, so long as the Executive has no active participation in the business of such company and

ii.	Not solicit any person, government branch, office, agency or department, business enterprise, corporation, company, partnership, proprietorship or other entity which is a customer of, or has procured goods or services from, the Company, its subsidiaries or affiliates within six months of his/her last day of employment with the Company, whether to sell, offer to sell, provide or offer to provide any goods or services that directly compete with the Company, its subsidiaries or affiliates; and

iii.	Not solicit, offer to hire or to retain any person who is or was an employee, consultant, independent contractor, officer or director of the Company, its subsidiaries or affiliates at any time during the six month period before or after his/her last date of employment with the Company, whether Employee acts in the capacity as an employee, agent, director or officer of any other person or entity or on his/her own behalf.

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c.	Relief. Employee acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that: (i) Employee’s services are and will remain special and extraordinary and have and will have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law; (ii) Employee is willing to comply with the restrictions contained in this Section 6; (iii) the restrictions contained in this Section 6 will not impair Employee’s ability to earn a living in any businesses other than those businesses from which Employee is prohibited during the time of such restriction; and (iv) a breach of Employee’s obligations under this Section 6 hereof will cause the Company irreparable injury and damage. Accordingly, Employee agrees that the Company shall be entitled to injunctive and other equitable relief for the purpose of restraining Employee from violating such covenants (and no bond or other security shall be required in connection therewith), in addition to any other relief to which the Company may be entitled.

7.	Expenses. The Company shall pay or reimburse Employee for any expenses reasonably incurred in furtherance of his/her duties as an employee, upon submission of vouchers or receipts maintained and provided to the Company in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

8.	Section 409A.

a.	Compliance. In the event that following the date hereof the Company or Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

b.	In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, in- kind benefits and reimbursements provided under this Agreement shall be provided in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(iv), such that any in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and any in-kind benefits and reimbursements shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be promptly made to Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

c.	Distribution. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to Section 5.a. shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Employee is deemed at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service or (ii) the date of Employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 8.c. shall be paid in a

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lump sum to Employee. Thereafter, payments will resume in accordance with this Agreement. The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Employee’s Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i)). For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties.

9.	General Provisions.

a.	Notices. All notices and other communications required or permitted by this Agreement to be delivered by GNA or Employee to the other party shall be delivered in writing, either personally, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission or upon the date or actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

The Company:

Global Strategies Group (North America) Inc.

2200 Defense Hwy, Suite 405

Crofton, MD 21114

Attention: CEO

Employee:

Kevin J. Kissner

8305 Water Street Road

Walkersville, MD 21793

b.	Amendments and Termination; Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of GNA and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter. This agreement will remain continuously in effect, unless and/or until a new agreement is entered into force.

c.	Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the Employee’s termination of employment

d.	Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that GNA without obtaining Employee’s consent, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that GNA may assign this Agreement and/or any post-employment restrictions to any entity which purchases all or substantially all of the Company’s assets or succeeds to GNA’s rights and obligations as a matter of law whether by merger or otherwise.

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e.	Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability or other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

f.	Waiver of Rights. No waiver by GNA or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

g.	Definitions; Headings; and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

h.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

Governing Laws and Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Maryland. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Maryland.

10.	No Mitigation. The Company agrees that, if the Executive’s employment is terminated hereunder, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company. Furthermore, the amount of any payment provided hereunder shall not be reduced by any compensation earned by the Executive.

IN WITNESS WHEREOF GNA and Employee have executed and delivered this Agreement as of the date written below.

Print Employee Name:	Kevin J. Kissner

Employee Signature:	/s/ Kevin J. Kissner	Date:	4/2/09

Company Signature:	/s/ John Hillen III	Date:	21 April 09
CEO

HR Representative:	Lisa Broome	Date:	21 April 2009

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“EXHIBIT A

General Release and Waiver

For and in consideration of the payments and other benefits due to Kevin J. Kissner (the “Employee”) pursuant to the Employment Agreement, dated as of                 , (the “Employment Agreement”), by and between Global Strategies Group (North America) Inc. (the “Company”) and Employee, and for other good and valuable consideration, Employee hereby agrees, for Employee, Employee’s spouse and child or children (if any), Employee’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his/her employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), Employee’s separation from employment with the Affiliated Entities, which Employee now has or may have against the Released Parties, whether known or unknown to Employee, by reason of facts which have occurred on or prior to the date that Employee has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Employee’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

Employee has read this Release carefully, acknowledges that Employee has been given at least twenty-one (21) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of Employee’s choice prior to executing this Release, and Employee fully understands that by signing below Employee is voluntarily giving up any right which Employee may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Employee also understands that Employee has a period of seven (7) days after signing this Release within which to revoke his/her agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Employee pursuant to the Employment Agreement until eight (8) days have passed since Employee’s signing of this Release without Employee’s signature having been revoked other than any obligations accrued prior to the date of termination or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, Employee has not been forced or pressured in any manner whatsoever to sign this Release, and Employee agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Employee under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Employee’s compensation or benefits are intended to continue or Employee is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Employee’s termination; or (ii) rights to indemnification or liability insurance coverage Employee may have under the by-laws of the Company or applicable law.

[Signature Page Follows]

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This Release is subject to Section 9 of the Employment Agreement. This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Kevin J. Kissner

/s/ Kevin J. Kissner
Date:	4/2/09

GLOBAL STRATEGIES GROUP (NORTH AMERICA) INC.

By:

Name:

Title:

Date:

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Attachment I

Fiscal Year 2009 Bonus Criteria for Kevin J. Kissner

To Be Determined